EXHIBIT 1A-12

August 6, 2026

Bluemount International Inc.

1880 Post Road

Scarsdale, New York 10583

Re: Bluemount International Inc. - Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted, at your request, as special counsel to Bluemount International Inc., a California corporation (the "Company"), for the purpose of rendering an opinion as to the legality of 10,000,000 shares of the Company's common stock (the "Shares") offered by the Company at a price of $0.10 per share pursuant to a Tier 2 offering statement on Form 1-A filed under Regulation A of the Securities Act of 1933, as amended (the "Securities Act"), with the U.S. Securities and Exchange Commission (the "SEC") (the "Offering Statement").

In rendering this opinion, we have reviewed: (a) the General Corporation Law of the State of California, to the extent deemed relevant to the matters opined upon herein; (b) a true copy of the Articles of Incorporation of the Company as filed with the Secretary of State of the State of California, and all amendments thereto; (c) the Bylaws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; and (f) such other documents and matters as we have deemed necessary and appropriate for purposes of this opinion.

We have assumed: (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies; (b) that the Offering Statement and all corresponding exhibits (collectively, the "Documents") have been duly authorized and executed; (c) that the persons executing the Documents had the legal capacity to do so; and (d) that the persons identified as officers and directors of the Company are duly serving in such capacities and that any Shares issued pursuant to the Offering Statement will be duly authorized by the Company at the time of issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as contemplated in the Offering Statement, will be validly issued, fully paid and non-assessable.

We have not been engaged to examine, nor have we examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information contained therein or the compliance thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and we express no opinion with respect thereto. The foregoing opinion is limited solely to the General Corporation Law of the State of California, and we express no opinion as to the laws of any other jurisdiction, the federal securities laws of the United States, or the securities or "blue sky" laws of any state.

This opinion is rendered as of the date first written above and is based upon the law and the facts in existence on such date. We assume no obligation to advise you, or any other person, of any change in law or fact occurring after the date hereof, or to update or supplement this opinion in any respect.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption "Legal Matters" in the offering circular constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

BANDI & ASSOCIATES PLLC

By: /s/ Di Ban

Di Ban

Attorney at Law

Email: di.ban@bandilaw.com

Tel: +1 347 759 4143